EXHIBIT 99.22

VOTING SUPPORT AGREEMENT

This Voting Support Agreement (this “Agreement”), dated as of July 15, 2025, is entered into by and between Bakkt Holdings, Inc., a Delaware corporation (the “Company”), and Intercontinental Exchange Holdings, Inc. (the “Supporting Stockholder”).

RECITALS

WHEREAS, the Company’s Board of Directors approved and declared advisable an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s Class A Common Stock from 60,000,000 shares to 560,000,000 shares and, accordingly, to increase the number of authorized Shares from 70,000,000 Shares to 570,000,000 Shares (the “Share Increase Amendment”);

WHEREAS, the Company intends to hold a special meeting of stockholders on August 6, 2025 (the “Special Stockholder Meeting”) to seek stockholder approval of the Share Increase Amendment, which proposal is referred to as “Proposal 1 – The Increase of Authorized Shares Proposal” in the Company’s Preliminary Proxy Statement filed with the Securities and Exchange Commission on July 2, 2025;

WHEREAS, as of the date hereof, the Supporting Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)), of and is entitled to dispose of, or to direct the disposition of, and (subject to the restrictions set forth in the Voting Agreement, dated October 15, 2021, by and between the Company and the Supporting Stockholder (as amended or otherwise modified from time to time in accordance with its terms, the “ICE Voting Agreement”)) vote, or to direct the voting of, the number of Shares (as defined below) set forth on the Supporting Stockholder’s signature page below (the “Owned Shares”);

WHEREAS, the Owned Shares and any additional Shares in which the Supporting Stockholder acquires record and/or beneficial ownership after the date hereof, including, without limitation, by exercising any of the Company’s outstanding public warrants to purchase shares of Class A Common Stock, by exercising any of the Company’s Class 1 warrants to purchase shares of Class A Common Stock, by exercising any of the Company’s Class 2 warrants to purchase shares of Class A Common Stock, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such securities, or upon exercise or conversion of any securities, are referred to herein as the “Covered Shares”; and

WHEREAS, under the ICE Voting Agreement, with respect to any matter for which the Company shall seek a stockholder vote or written consent (a “Stockholder Matter”), the Supporting Stockholder is only able to vote, or to direct the voting of, Covered Shares representing up to 30% of the total voting power of the Shares issued and outstanding and entitled to vote as of the record date set by the Company for such Stockholder Matter and any Covered Shares exceeding 30% of the total voting power of the Shares issued and outstanding on such record date for such Stockholder Matter are to be voted by the Company in the same percentages for and against such Stockholder Matter as votes are cast for and against such Stockholder Matter by all stockholders of the Company other than the Supporting Stockholder (ignoring, for purposes of making these calculations, abstentions and broker nonvotes) (the “30% Limitation”).

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Supporting Stockholder hereby agree as follows:

(1)   Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 2, and except to the extent limited by the 30% Limitation, the Supporting Stockholder, in its direct or indirect capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at the Special Stockholder Meeting (as it may be adjourned or postponed), the Supporting Stockholder shall, and shall cause any other holder of record of any of the Supporting Stockholder’s Covered Shares to:

(a)   if and when such meeting is held, appear at such meeting (and at every adjournment or postponement thereof) or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)   vote, or cause to be voted (including via proxy), at such meeting all of the Covered Shares owned as of the record date for such meeting to approve the Share Increase Amendment;

(c)   vote, or cause to be voted (including via proxy), at such meeting all of the Covered Shares owned as of the record date for such meeting against any matters other than the Share Increase Amendment for which any of the Company’s stockholders shall seek a stockholder vote (including any adjournment or postponement of any meeting), which would be reasonably likely to, in any material respect, impede or delay the approval of the Share Increase Amendment; and

(d)   the Supporting Stockholder hereby revokes any and all previous proxies granted or has caused the holder(s) of record of any Covered Shares to revoke any and all previous proxies granted with respect to the Covered Shares, other than the ICE Voting Agreement, as applicable.

For clarity, any vote cast pursuant to this Section 1 will (i) give effect to the ICE Voting Agreement and (ii) be calculated consistent with the Listed Company Manual of the New York Stock Exchange, in each case, as applicable.

(2)   Termination. This Agreement shall automatically terminate, without any notice or other action by any parties hereto, be void ab initio and no parties hereto shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Company obtaining approval of the Share Increase Amendment by a stockholder vote or written consent and (ii) the date that is three (3) months following the date of this Agreement (the earliest such date under clause (i) or (ii) being referred to herein as the “Termination Date”); provided, that termination of this Agreement shall not relieve (a) any parties hereto from any liability for any breach of, or actual and intentional fraud in connection with, this Agreement prior to such termination or (b) the Company from its obligations pursuant to Section 5, which shall survive any such termination.

(3)   Representations and Warranties of the Supporting Stockholder. The Supporting Stockholder hereby represents and warrants as follows:

(a)   The Supporting Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) and/or record owner of, and, directly or indirectly, has good, valid and marketable title to, the Owned Shares, free and clear of liens (other than as created by this Agreement or the organizational documents of the Company or arising under applicable securities laws). As of the date hereof, other than the Owned Shares, the Supporting Stockholder does not own beneficially or of record any Shares.

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(b)   The Supporting Stockholder, other than as set forth in the ICE Voting Agreement, (i) except as provided in this Agreement, has full or, with an Affiliate of the Supporting Stockholder, shared voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Supporting Stockholder’s Covered Shares, (ii) has not entered into or caused or permitted any Affiliate to enter into any voting agreement or voting trust with respect to any of the Supporting Stockholder’s Covered Shares that is inconsistent with the Supporting Stockholder’s obligations pursuant to this Agreement, (iii) has not granted or caused or permitted any Affiliate to grant a proxy or power of attorney with respect to any of the Supporting Stockholder’s Covered Shares that is inconsistent with the Supporting Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into or caused or permitted any Affiliate to enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)   The Supporting Stockholder is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Supporting Stockholder and constitutes a valid and binding agreement of the Supporting Stockholder enforceable against the Supporting Stockholder in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(d)   The execution, delivery and performance of this Agreement by the Supporting Stockholder do not, and the consummation of the transactions contemplated hereby, will not, constitute or result in, (i) a breach or violation of, or a default under, the certificate of incorporation, bylaws, limited liability company agreement or similar governing documents of the Supporting Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a lien (other than as created by this Agreement or the organizational documents of the Company or arising under applicable securities laws) on the Covered Shares pursuant to any contract binding upon the Supporting Stockholder or under any applicable law to which the Supporting Stockholder is subject, (iii) a conflict with, or a breach, violation, or default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, agreement, indenture or instrument to which the Supporting Stockholder is a party, or (iv) any change in the rights or obligations of any parties hereto under any contract legally binding upon the Supporting Stockholder, except, in the case of clauses (ii) through (iv) directly above, for any such breach, violation, termination, default, creation, loss, acceleration, lien or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Supporting Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e)   As of the date of this Agreement, there is no action, proceeding or, to the Supporting Stockholder’s knowledge, investigation pending against the Supporting Stockholder or, to the knowledge of the Supporting Stockholder, threatened against the Supporting Stockholder that questions the beneficial or record ownership of the Supporting Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Supporting Stockholder of its obligations under this Agreement.

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(4)   Certain Covenants of the Supporting Stockholder. Except in accordance with the terms of this Agreement, the Supporting Stockholder shall not, and shall cause each of its Affiliates not to, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Supporting Stockholder’s Covered Shares that is inconsistent with the Supporting Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Supporting Stockholder’s Covered Shares that is inconsistent with the Supporting Stockholder’s obligations pursuant to this Agreement, (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement or (iv) transfer or commit to transfer any Covered Shares unless such Covered Shares remain subject to the terms of this Agreement upon such transfer or commitment to transfer.

(5)   Certain Covenants of the Company. Following the date of this Agreement, (a) within three (3) business days following the consummation of any debt or equity financing transaction (or series of transactions) pursuant to which the Company receives net proceeds of at least $70 million, the Company shall (i) repay in full in cash any outstanding obligations under the Revolving Credit Agreement, dated as of August 12, 2024 (as amended, supplemented, or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among the Company, Bakkt Opco Holdings, LLC, the subsidiaries of the Company from time to time party thereto as guarantors, and the Supporting Stockholder, as the lender, and the other Loan Documents (as defined in the Credit Agreement) (including, without limitation, all principal due and owing, all interest accrued and unpaid thereon and all fees to the date of repayment, including the reimbursement of actual reasonable and documented out-of-pocket legal fees of one firm of outside counsel as required by Section 8.03 of the Credit Agreement), and (ii) cause the Borrower (as defined in the Credit Agreement) to terminate the Commitments (as defined in the Credit Agreement) as of such time, and (b) the Company shall negotiate in good faith with the Supporting Stockholder the terms of a non-exclusive agreement (but shall not be required to enter into such agreement) pursuant to which an Affiliate of the Supporting Stockholder shall provide custody services to the Company in respect of Bitcoin or other digital assets acquired by the Company and its Affiliates in accordance with the Company’s updated investment policy and broader treasury and corporate strategy. Any failure of the Company to comply with the requirements of clause (a) of the preceding sentence shall constitute an “Event of Default” under the Credit Agreement and the Supporting Stockholder shall be entitled to exercise all rights afforded to it under the Credit Agreement and the other Loan Documents in connection therewith.

(6)   Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 6.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person; provided, however, that in no case shall the Company or any of its Subsidiaries be deemed to be an Affiliate of the Supporting Stockholder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.

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“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

“Shares” means, collectively, the shares of Class A Common Stock and the shares of the Company’s Class V Common Stock, par value $0.0001 per share.

(7)   Further Assurances. From time to time, at the Company’s request and without further consideration, the Supporting Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

(8)   Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed the Company and the Supporting Stockholder.

(9)   Notices. All notices, requests and other communications to any of the parties hereto shall be in writing (including email transmission, so long as a receipt of such email is requested and received) and shall be given,

(a)   if to the Company:

Bakkt Holdings, Inc.
1000 Avalon Boulevard, Suite 1000
Alpharetta, Georgia 30009
Telephone: 678-534-5849
Attention: General Counsel
Email: legal-notices@bakkt.com

with a copy (for informational purposes only) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	Jared Fishman, Matt Goodman, Mario Schollmeyer
Email:	fishmanj@sullcrom.com; goodmanm@sullcrom.com; schollmeyerm@sullcrom.com

(b)	if to the Supporting Stockholder, to such address indicated on the Company’s records with respect to the Supporting Stockholder or to such other address or addresses as the Supporting Stockholder may from time to time designate in writing.

All such notices, requests and other communications will be deemed to have been delivered: (i) upon receipt, when delivered personally; (iii) upon delivery, when sent by electronic mail; or (iii) two Business Days after deposit with a U.S. nationally recognized overnight courier service, in each case properly addressed to the party to receive the same.

(10)   Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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(11)   Third-Party Beneficiaries. This Agreement is intended only for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(12)   Governing Law and Venue; Service of Process; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Agreement. Each party hereto hereby waives, and shall not assert as a defense in any legal dispute, that (a) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (c) such Person’s property is exempt or immune from execution, (d) such legal proceeding is brought in an inconvenient forum or (e) the venue of such legal proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(13)   Assignment; Successors. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other party hereto. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of this Agreement without the consent required by this Section 12 is null and void.

(14)   Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Company will be entitled to specific performance hereunder. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(15)   Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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(16)   Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement (it being understood that the parties need not sign the same counterpart) and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile, ..pdf signature or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or .pdf signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

COMPANY:

BAKKT HOLDINGS, INC.

By:	/s/ Akshay Naheta
Name: Akshay Naheta Title: CEO

Signature Page to Voting Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SUPPORTING STOCKHOLDER:

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:	/s/ Andrew Surdykowski
Name: Andrew Surdykowski Title: General Counsel

Owned Shares Held Directly:
Common Stock: 7,453,112

Comprised of:
Class A Common Stock: 649,934
Class V Common Stock: 6,803,178

Signature Page to Voting Support Agreement